Exhibit 99.1

For Immediate Release

VIGGLE AUDIENCE NETWORK CREATES OPPORTUNITY FOR ADVERTISERS TO REACH NEARLY 10 MILLION TV FANS

Network utilizes power of partners who sit at the intersection of TV and mobile to offer innovative mobile, video, and engagement advertising opportunities

New York – August 8, 2013 – Viggle (Symbol: VGGL), a free, cutting-edge mobile app that operates as an intelligent “second screen” for television loyalty, today announced the launch of the Viggle Audience Network.  The network provides advertisers with access to an expanded audience of nearly ten million users, including more than three million Viggle registered users, across a grouping of companies that sit at the intersection of TV and mobile entertainment.  Initial launch partners within the Viggle Audience Network include Boxfish, BuddyTV, and Dijit Media’s NextGuide.

“Viggle’s continued growth has prompted new and unique opportunities not only for our dedicated users but for advertisers to engage with them beyond our platform,” said Greg Consiglio, Viggle President and COO.  “The Viggle Audience Network will serve as a bridge for advertisers between Vigglers and these sites’ visitors, enabling marketers to roll their campaigns out to them simultaneously for maximum impact.”

The Viggle Audience Network couples the advertising opportunities offered by Viggle’s leading second-screen platform with the reach of these entertainment properties.  With more than three million registered users, Viggle provides measurable and targeted fan engagement in real-time for a highly engaged TV audience.  This includes Viggle’s recently launched iPad app, now available on the App Store.  The network will allow Viggle to sell advertising across partner properties in a variety of ad formats, including video pre-rolls and takeovers, mobile display banners, and other Interactive Advertising Bureau (IAB) mobile-optimized units.

“The Viggle Audience Network aggregates the sizeable audiences of all of these popular second-screen properties,” said Kevin Arrix, Viggle CRO. “Through the network, which we’ll be spearheading, we’ll be able to bring scale to advertisers who are looking for mobile, video, and engagement advertising centered around and as an extension of their TV buys.  Today’s announcement is just the beginning and we plan to announce other partners shortly.”

The initial partners announced today represent different aspects of the second-screen ecosystem and complement Viggle’s efforts around television loyalty.  These include partners who connect fans with information and other fans, and other partners who assist users with the discovery of and recommendations on TV programs.

“By partnering with Viggle, we’ll be able to offer mobile advertisers the opportunity to build a stronger relationship with our mobile community,” said Andy Liu, BuddyTV Co-Founder and CEO.  “They’ll be able to connect with them when they start viewing their favorite programs on Viggle and while they’re catching up on the latest news about those shows on BuddyTV Guide.”

“We’re excited to work with Viggle to bring the NextGuide discovery and reminder experience together with Viggle check-in and loyalty offerings,” said Jeremy Toeman, Dijit Media CEO.  “Now, advertisers can reach potential audiences throughout the experience of finding and then watching great shows on TV.”

Vigglers earn real rewards by checking into and engaging with their favorite TV shows using the free Viggle app, available for download in the App Store or Google Play.  The Viggle app listens to what is on TV and users get Viggle points for every minute watched.  Members can accumulate even more points for engaging in real-time experiences and engaging in brand advertising while watching their favorite shows and sporting events.

Companies interested in learning more about advertising opportunities with the Viggle Audience Network should reach out to advertising@viggle.com.

Publishers interested in joining and/or receiving additional information about the Viggle Audience Network should reach out to business@viggle.com.

About ViggleSM
Launched in January 2012, Viggle is the first loyalty program for television that rewards people for engaging with the shows they love. Viggle enhances TV with interactive games like Viggle LIVE and the first ever real-time fantasy sports game, MyGuy. Viggle members get rewarded for their TV time from places like Best Buy, Papa John’s, Fandango, Hulu Plus and Groupon, among others. Viggle also allows like-minded fans of their favorite shows to connect through Viggle Chatter features. Viggle’s audio verification technology recognizes shows on TV and allows members to check into live and DVR’d TV content from more than 170 of the most popular broadcast and cable channels. For more information, visit www.viggle.com and follow us on Twitter @Viggle.

About Boxfish
Boxfish is a platform that captures every word spoken on television, processing the data in real-time, to create a new discovery and data layer for live TV.

The technology is being used on mobiles, tablets, TV's and set top boxes to create discovery products like search, live alerts, trending topics for TV. The technology is also being used to create much richer user profiles and deliver highly targeted and contextual advertisements. Boxfish works with blue chip companies such as AT&T, DIRECTV and TiVo to create new data and user experiences. It transforms the discovery, navigation and monetization of television. The Company is based in downtown Palo Alto, CA.

About BuddyTV
BuddyTV is the largest independent website for TV fans. Each month, more than 8 million fans read articles, watch videos, talk to writers and other fans, and play games like Fantasy TV and trivia. It’s a vibrant and lively community brought together by a common love of TV. The company is headquartered in Seattle, Wash.

About Dijit Media
Dijit Media is a startup transforming the way people discover and experience TV shows and movies. Dijit’s newest product is NextGuide Web (www.nextguide.tv), a universal discovery, search, recommendations, and watchlist service with live TV and streaming support. Dijit also produces the NextGuide app, a hyper-personalized TV listings guide designed specifically for the iPad™. The company’s first app, launched in 2011, was the Dijit Remote - the top-rated iOS remote control app, which also powers the experience for the Griffin Beacon iOS accessory. The company is venture-backed, based in San Francisco and is helmed by a team of serial entrepreneurs including TV technology industry veterans Jeremy Toeman and Adam Burg, as well as Stanford alum Thomas Quinto. For more information, visit www.dijit.com

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of August 8, 2013.   Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

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Contact:

Viggle
Matt Caldecutt / Ed Tagliaferri
DKC Public Relations, Marketing & Government Affairs
212/685-4300
matthew_caldecutt@dkcnews.com / edmund_tagliaferri@dkcnews.com

Viggle Investor Relations
John C. Small
CFO Viggle INC
646/738-3220
john@viggle.com